SONY GROUP CORPORATION FORM S-8

Exhibit 4.5

RULES

of

SONY’S Global Employee Stock Purchase Plan
(outside jAPAN)

Plan adoption:	April 1, 2026

Shareholders’ approval:	June 24, 2025

Table of Contents

1.	Purpose	1
2.	Definitions	1
3.	Eligibility	3
4.	Invitations	5
5.	Applying to Join the Plan	7
6.	Oversubscription Adjustments	8
7.	Option Grant	8
8.	Plan Share Limit	9
9.	Payroll Deductions	9
10.	Option Exercise	11
11.	Satisfaction of Option	12
12.	Notification upon Disposition of Shares	13
13.	Holding Period	13
14.	Taxation	13
15.	Employment Termination or Transfer	14
16.	Corporate Events	15
17.	Variations in Share Capital	16
18.	Terms of Employment	16
19.	General	17
20.	Administration	18
21.	Amendment and Termination	19
22.	Governing Law	20

Sony’s Global Employee Stock Purchase Plan

(i)

Sony’s Global Employee Stock Purchase Plan
(outside Japan)

1.	Purpose

The purpose of the Plan is to provide Eligible Employees of Participating Companies with the opportunity to purchase Shares through payroll deductions. The Plan includes two components: a “423 Component” and a “Non-423 Component”. The 423 Component is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code and will be administered in accordance with this intent. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation on a uniform and non-discriminatory basis consistent with the requirements of Section 423 of the Code. The Non-423 Component is not intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code, and Options in respect of the Non-423 Component shall be granted pursuant to rules, procedures or subplans adopted by the Administrator designed to achieve desired tax or other objectives for Eligible Employees and the Company.

2.	Definitions

2.1	The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

“Administrator” means (i) the Company’s Chief Executive Officer or Senior Executive in charge of Human Resources or (ii) such other person, officer or member of the Group management team, or a committee of the Board, each as may be designated by the Company’s Chief Executive Officer or Senior Executive in charge of Human Resources from time to time to administer the Plan, provided, that the Company’s Chief Executive Officer or Senior Executive in charge of Human Resources will be the Administrator for purposes of (i) the Plan’s adoption and (ii) any amendments to the Plan that require shareholder approval in accordance with rule 21.1 (Amending the Plan);

“ADR” means an American depositary receipt issued by a depositary which evidences American depositary shares representing one Share of the Company on a stock exchange in the U.S.;

“Award Date” means a date selected by the Administrator for an Offering to commence;

“Board” means the Board of Directors of the Company;

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and references to any section of the Code will include any U.S. treasury regulations (including proposed regulations) issued under such section;

“Company” means Sony Group Corporation, incorporated in Japan;

“Contribution” means the amount or percentage (as decided by the Administrator) of after-tax payroll deduction from an Eligible Employee’s Eligible Compensation;

“Control” means the power of a person to secure by means of the holding of shares or the possession of voting power, or by virtue of any powers conferred by any articles of association (or other document), that the affairs of a body corporate are conducted in accordance with the wishes of that person, and “Controlled” shall be understood accordingly;

“Dealing Restrictions” means any internal or external restrictions on dealings or transactions in securities;

Sony’s Global Employee Stock Purchase Plan

“Eligible Compensation” means base salary and wages, which for the avoidance of doubt excludes overtime pay, commissions, income derived from equity or equity-based compensation awards, bonuses, fringe benefits, special or one-time payments and other compensation, in each case unless otherwise determined by the Administrator;

“Eligible Employee” means a person providing services to a Participating Company that is designated by the Administrator to be an employee who is eligible to participate in an Offering in accordance with rule 3 (Eligibility);

“Exchange Rate” means the exchange rate designated by the Administrator from time to time for the purpose of converting between the currency in which the Contributions are made, and the currency in which the Shares are traded, or vice versa, as required;

“Exercise Date” means the end of the Offering Period, determined under the rules of the Plan, at which time the Option granted under the Plan may normally be exercised and Shares purchased on behalf of the Participant;

“Fair Market Value” means, with respect to the Shares, as of any date, (i) the closing per-Share sales price of the Shares (A) as reported by the TSE or NYSE (as applicable to ADRs) for such date or (B) if the Shares are no longer listed on the TSE or NYSE (as applicable to ADRs) but are listed on any other national stock exchange or national market system, as reported on the stock exchange composite tape for securities traded on such exchange for such date, or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Administrator upon the reasonable application of a reasonable valuation method;

“Group” means the Company and any Subsidiary, and “Member of the Group” will be understood accordingly;

“Nominee” means any registered holder of the Shares appointed by the Company for the purpose of the Plan;

“NYSE” means the New York Stock Exchange;

“Offering” means the grant of Options to Eligible Employees for an Offering Period;

“Offering Period” means a period of time over which an Option may be offered and over which Eligible Employees agree to payroll deductions in connection with the Plan, beginning on the Award Date, and ending on the Exercise Date or such earlier date as may be determined under the rules of the Plan, provided, that with respect to the 423 Component, (i) if the Purchase Price is at least eighty-five percent (85%) of the Fair Market Value of a Share on the Exercise Date, then in no event shall such Offering Period exceed five years, and (ii) if the Purchase Price is determined in any other manner, such as a flat dollar amount, a percentage (not less than eighty-five percent (85%)) of the Fair Market Value of a Share on the Award Date, or eighty-five percent (85%) (or a higher percentage) of the lesser of the Fair Market Value of a Share on the Award Date and Exercise Date, then in no event shall such Offering Period exceed 27 months;

“Option” means a right to acquire Shares in an Offering granted under the Plan;

“Participant” means a person holding an Option or Shares from the exercise of an Option;

“Participating Company” means any Subsidiary designated by the Administrator to participate in the Plan for a given Offering; provided, however, that at any given time a Subsidiary that is a Participating Company under the 423 Component shall not be a Participating Company under the Non-423 Component;

Sony’s Global Employee Stock Purchase Plan

“Plan” means the plan constituted by these rules, including any schedules, known as Sony’s Global Employee Stock Purchase Plan (outside Japan), as it may be amended or restated from time to time;

“Purchase Price” means the amount payable per Share by the Participant on the exercise of an Option, as determined under rule 4.5 (Purchase Price);

“Section 423 of the Code” means Section 423 of the Code and the U.S. Department of Treasury regulations and other interpretive guidance promulgated thereunder;

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Share” means a fully paid ordinary share in the capital of the Company, provided, that where the Administrator decides to make an Offering in relation to ADRs, the provisions of the Plan will be construed, where the context requires, as if any reference to Shares were a reference to ADRs;

“Subsidiary” means:

(i)	in respect of the 423 Component, a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code; and

(ii)	in respect of the Non-423 Component, a subsidiary (“Kogaisha”) within the meaning of Article 8 of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements of Japan (Ordinance of the Ministry of Finance No. 59 of 1963);

“Taxation” means any tax (including, but not limited to, any federal, state, local or foreign income or employment taxes) and/or social security charges (and/or any similar charges), wherever arising, in respect of a Participant’s Option or otherwise arising in connection with that Participant’s participation in the Plan; and

“TSE” means the Tokyo Stock Exchange.

2.2	Interpretation

In this Plan, the singular includes the plural and the plural includes the singular. References to any enactment or statutory requirement will be understood as references to that enactment or requirement as amended or re-enacted and they include any subordinate legislation made under it.

3.	Eligibility

3.1	Eligible Employees

A person will be eligible to participate in an Offering if the Administrator determines that person is considered an “Eligible Employee” in accordance with applicable law, including, with respect to the 423 Component, Section 423 of the Code, unless rule 3.2 (Exclusions from Eligibility) or rule 3.3 (Restrictions on Eligibility) apply. A Participant’s employment relationship will be treated as continuing intact while the Participant is on an Approved Leave of Absence. For purposes of the 423 Component, “Approved Leave of Absence” means an Eligible Employee’s military or sick leave or other bona fide leave of absence approved by the Company or the Participating Company so long as the leave does not exceed three months, or, if longer than three months, the individual’s right to reemployment is provided by applicable law or has been agreed to by contract or in a written policy of the Company or the Participating Company which provides for a right of reemployment following the leave of absence. For the purposes of the Non-423 Component, an “Approved Leave of Absence” means any leave of absence as determined by the Administrator in its discretion.

Sony’s Global Employee Stock Purchase Plan

3.2	Exclusions from Eligibility

With respect to the Non-423 Component, the Administrator may determine prior to an Offering, in its discretion, which employees are excluded from an Offering. With respect to the 423 Component, the Administrator may determine that an employee who would otherwise be eligible to participate in an Offering under rule 3.1 (Eligible Employees) will not be eligible to participate in the Offering if:

3.2.1	that employee has not been employed by a Participating Company for a specified minimum period prior to the Award Date as decided by the Administrator (with such minimum period of employment being set as a period that does not exceed two years);

3.2.2	that employee is customarily employed by a Participating Company for less than a specified minimum number of hours per week as decided by the Administrator (with such minimum number of hours being set at a number not exceeding 20 hours);

3.2.3	that employee is customarily employed by a Participating Company for less than a specified minimum number of calendar months per year as decided by the Administrator (with such minimum number of calendar months being set at a number not exceeding five calendar months);

3.2.4	that employee is a “highly compensated employee” within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act, provided that the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Participating Company whose employees are participating in that Offering;

3.2.5	where that employee is a citizen or resident of a non-U.S. jurisdiction and:

(i)	granting such person an Option would violate the laws of such jurisdiction; and/or

(ii)	compliance with the laws of such jurisdiction would cause the Plan to violate Section 423 of the Code;

and/or

3.2.6	the individual is classified as an independent contractor, consultant, or other individual identified by the Company as part of the Company’s contingent workforce and not employed as an employee of a Participating Company as of the Offering Period.

With respect to the 423 Component, any exclusions from eligibility set by the Administrator under this rule 3.2 (Exclusions from Eligibility) must be applied uniformly and on non-discriminatory terms to all persons who would otherwise be eligible under rule 3.1 (Eligible Employees).

With respect to the Non-423 Component, the Administrator may exclude prior to an Offering any employee who would otherwise be eligible under rule 3.1 (Eligible Employees) and an employee who is participating in the Non-423 Component need not have the same rights and privileges as an employee participating in the 423 Component. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive.

3.3	Restrictions on Eligibility

With respect to the 423 Component, an employee will not be eligible for the grant of an Option if, to the extent immediately after the Option is granted, such employee would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this rule 3.3 (Restrictions on Eligibility), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any employee, and all stock which the employee may purchase under outstanding Options will be treated as stock owned by the employee.

Sony’s Global Employee Stock Purchase Plan

4.	Invitations

4.1	Operation

The Administrator has discretion to determine the terms of each Offering, including:

4.1.1	whether and when an Offering will be made;

4.1.2	the length of each Offering Period;

4.1.3	which Participating Companies may participate in each Offering; and

4.1.4	whether Offering Periods may run concurrently or consecutively.

4.2	Time of Invitations

Invitations to participate in an Offering (an “Invitation”) may be issued at any time, except after the termination of the Plan.

4.3	Form of Invitation

An Invitation will be in a form determined by the Administrator, which may be electronic. The Invitation may, but is not required to, specify the following for an Offering:

4.3.1	whether the Invitation is made under the 423 Component or the Non-423 Component;

4.3.2	the proposed Award Date;

4.3.3	the requirements a person must satisfy in order to be eligible to participate, consistent with rule 3 (Eligibility);

4.3.4	the Purchase Price or how it is to be calculated, consistent with rule 4.5 (Purchase Price);

4.3.5	with respect to the 423 Component, the limits on participation, including those provided under rule 4.6 (Section 423 Limits);

4.3.6	how applications or elections must be submitted and the deadline by which the Company must receive an application or election to participate in the Offering;

4.3.7	any minimum required or maximum permitted Contribution prescribed by the Administrator under rule 4.4 (Minimum and Maximum Contribution);

4.3.8	the maximum number, if any, of the Shares that the Administrator has decided will be available for the Offering under rule 4.7 (Per Offering Limit);

4.3.9	the maximum number, if any, of the Shares in respect of which the Administrator has decided an Eligible Employee may be granted an Option for the Offering under rule 4.8 (Per Employee per Offering Limit);

4.3.10	when and how frequently the payroll deductions of Eligible Compensation will be made;

4.3.11	if rule 5.3 (Automatic Enrollment) applies, confirmation that it applies;

4.3.12	the date the Administrator intends as the Exercise Date (the “Intended Exercise Date”);

Sony’s Global Employee Stock Purchase Plan

4.3.13	if any Shares acquired on exercise of the Option are to be held by a Nominee, details of the Nominee facility; and

4.3.14	any other terms or conditions the Administrator decides in accordance with these rules and, in relation to the 423 Component, are permissible under Section 423 of the Code.

For the avoidance of doubt, with respect to the 423 Component, the Invitation and Offering must comply with the requirements of Section 423(b)(5) of the Code.

4.4	Minimum and Maximum Contribution

The Administrator may decide that a minimum Contribution and/or a maximum Contribution will apply to an Offering, such that: (i) if a minimum is set, an Eligible Employee may only contribute an amount or percentage that exceeds the minimum amount set by the Administrator; and (ii) if a maximum is set, an Eligible Employee may not contribute an amount or percentage that exceeds the maximum amount set by the Administrator.

4.5	Purchase Price

4.5.1	The Purchase Price for a given Offering shall be determined by the Administrator but, with respect to the 423 Component, shall not be less than eighty-five percent (85%) of the lesser of:

(i)	the Fair Market Value as of the Award Date; and

(ii)	the Fair Market Value as of the Exercise Date.

4.5.2	Any shortfall amount between: (i) the acquisition price of the Shares for the Plan, including, but not limited to, the amount required to be paid (haraikomi kingaku) to the Company under the Companies Act of Japan (in the case of newly issued Shares or treasury Shares); and (ii) the amount of the Purchase Price, shall be borne by the relevant Participating Company.

4.6	Section 423 Limits

With respect to the 423 Component:

4.6.1	No employee may be granted an Option which causes rights to purchase the Shares under the Plan or any other “employee stock purchase plan” (within the meaning of Section 423(b) of the Code) of the Group in which the employee is eligible to participate to accrue at a rate that exceeds U.S. $25,000.00 in the aggregate (or such other limit specified in Section 423(b)(8) of the Code), calculated using the Fair Market Value (determined as of the Award Date), for each calendar year in which the Option or any right to purchase the Shares is outstanding and exercisable; and

4.6.2	to the extent necessary to comply with these requirements, the Administrator may:

(i)	cause Contributions to be decreased in respect of any Offering; or

(ii)	take other actions it considers necessary to ensure compliance with Section 423 of the Code.

4.7	Per Offering Limit

The Administrator may specify a maximum number of the Shares that will be available for a given Offering; provided, however, that the maximum number of the Shares that will be available for a given Offering may not exceed the Plan Share Limit with respect to the 423 Component (as defined below under rule 8 (Plan Share Limit)).

Sony’s Global Employee Stock Purchase Plan

4.8	Per Employee per Offering Limit

The Administrator may specify a maximum number of the Shares that may be subject to an Eligible Employee’s Option in respect of a given Offering.

4.9	Per Contribution Limit

Notwithstanding any other rule of the Plan, the maximum amount that may be deducted under Contributions in any given month is JPY2,000,000 per Eligible Employee (or the equivalent amount in the currency of the Eligible Compensation using the Exchange Rate at the time the Contribution is made). For the avoidance of doubt, this rule 4.9 (Per Contribution Limit) will not prevent any other applicable lower limit from applying to a Contribution amount in accordance with the Plan or applicable law.

5.	Applying to Join the Plan

5.1	Form of Application

An application for an Option will be made in a form specified by the Administrator, including electronically. It will require the Eligible Employee to state the Contribution that the Eligible Employee wishes to make and will authorize the deduction of the Contribution from payments of the Participant’s Eligible Compensation.

An Eligible Employee must complete the application in the form specified by the Administrator according to any procedures for enrollment as may be established by the Administrator. Such form must be properly submitted and received by the Company (or on the Company’s behalf) by the deadline specified by the Administrator.

5.2	Dealing Restrictions on Application

An Eligible Employee will be subject to Dealing Restrictions when applying for an Option. An Eligible Employee must not submit an application at a time when such application would be prohibited by any applicable Dealing Restrictions. As a condition to the exercise of an Option, the Company or its Subsidiary may require a Participant to satisfy any qualifications that may be necessary or appropriate (including compliance with all internal regulations of the Company and its Subsidiaries, as applicable, including, but not limited to, the Global Policy on Insider Trading Prevention established by the Company) to evidence compliance with any applicable law or regulation (including, without limitation, the Companies Act of Japan, the Financial Instruments and Exchange Act of Japan or any similar insider trading law of any other relevant jurisdiction, as applicable), and to make any representation or warranty with respect thereto as may be requested by the Company or its Subsidiary (such requirements, the “Insider Trading Requirements”)

5.3	Automatic Enrollment

Once an Eligible Employee elects to participate in an Offering, such Eligible Employee shall automatically participate in all subsequent Offerings at the same amount or rate of Contributions as was in effect in the prior Offering unless (i) the Eligible Employee makes a new election, (ii) the Eligible Employee withdraws or is deemed to have withdrawn from an Offering pursuant to rule 9.4 (Withdrawal) of the Plan within 30 days prior to such subsequent Offering or (iii) subject to the Administrator’s discretion, the Eligible Employee’s employment with a Participating Company is terminated for any reason or the Eligible Employee transfers employment from (A) a Participating Company to a Subsidiary that is a not a Participating Company or (B) a Participating Company under the Non-423 Component to a Participating Company under the 423 Component, or vice versa, each pursuant to rule 15 (Employee Termination or Transfer). An Eligible Employee who is automatically enrolled in a subsequent Offering pursuant to this rule 5.3 (Automatic Enrollment) is not required to file any additional documentation in order to continue participation in the Plan; provided, however, that participation in the subsequent Offering shall be governed by the terms and conditions of the Plan in effect at the beginning of such Offering. The Administrator has the authority to change the rules set forth in this rule 5.3 (Automatic Enrollment) regarding automatic enrollment in the Plan.

Sony’s Global Employee Stock Purchase Plan

5.4	Acceptance of Terms

By participating in the Plan, an Eligible Employee agrees to be bound by the rules of the Plan and any other terms the Administrator determines are required to participate in an Offering.

6.	Oversubscription Adjustments

If the Administrator determines, as of a given Award Date or Exercise Date, that the aggregate number of the Shares with respect to which Options are to be exercised may exceed (i) the maximum number of the Shares available for an Offering under rule 4.7 (Per Offering Limit) or (ii) the Plan Share Limit under rule 8 (Plan Share Limit), the Administrator may in its sole discretion make, as applicable, such adjustment or pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable in accordance with applicable law.

7.	Option Grant

7.1	Grant

The Administrator will grant, to each Eligible Employee who has submitted and not withdrawn a valid application for an Option, an Option to acquire the Shares at the Purchase Price. Each unexercised Option will expire on the Exercise Date.

7.2	Administrator Discretion to Grant

The Administrator may decide not to proceed with an Offering for any reason, in which case no Options will be granted.

7.3	Eligible Employees Only

The Administrator will not grant an Option to anyone who is not an Eligible Employee on the Award Date. If such an Option is purported to be granted, the grant will be void.

7.4	Granted Free of Charge

An Eligible Employee is not required to pay for the grant of any Option.

7.5	Not Pensionable

None of the benefits that may be received under the Plan are pensionable.

7.6	Not Transferable

No Options granted under the Plan shall be transferred, assigned, pledged or otherwise disposed of in any way by the Participant otherwise than by will or by the laws of descent and distribution. Any such attempted transfer, assignment, pledge or other disposition shall be of no force or effect, except that the Administrator may treat such act as an election to withdraw from an Offering in accordance with rule 9.4 (Withdrawal). During the Participant’s lifetime, Options shall be exercisable only by the Participant.

Sony’s Global Employee Stock Purchase Plan

7.7	No Shareholder Rights

Neither the granting of an Option to a Participant nor the deductions from their compensation shall provide such Participant with rights as a shareholder with respect to the Shares subject to an Option unless and until such Shares have been purchased by the Participant and issued or transferred to the Participant in accordance with the terms of the Plan.

7.8	Acquisitions and Dispositions

The Administrator may, in its sole and absolute discretion and in accordance with principles under Section 423 of the Code, create special Offering Periods for individuals who become employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets, and may provide for special Exercise Dates for Participants who will cease to be employees solely in connection with the disposition of all or a portion of any Participating Company or a portion of the Company, which Offering Periods and Options granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Administrator considers appropriate in the circumstances.

8.	Plan Share Limit

Subject to rule 17 (Variations in Share Capital), there shall be 98,000,000 Shares in the aggregate available for issuance with respect to the 423 Component under the Plan (the “Plan Share Limit”).

9.	Payroll Deductions

9.1	Timing and Nature

The Contributions will be deducted in accordance with the payroll period specified in the Invitation, and will end on the last payroll date prior to the Exercise Date (unless terminated earlier in accordance with the rules of the Plan) or will be deducted on such other dates as the Administrator may decide.

In relation to the Non-423 Component, the Administrator may make such other arrangements with the Participants as it considers necessary or reasonable for the payment of the Contributions.

9.2	The Account

The Contributions will be credited to a bookkeeping account for the Participant and may be deposited with the general funds of the Company, employing Subsidiary, or a Participating Company, or in an account with a custodian designated by the Administrator. No interest will accrue or be paid in respect of any Contributions except as required by applicable law. All Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate such Contributions unless required by applicable law.

9.3	No Changes or Top-Ups

A Participant cannot make additional payments in connection with the Plan (including top-ups) or change their level of Contribution for an Offering unless the Administrator decides otherwise and determines such changes comply with the Insider Trading Requirements.

Sony’s Global Employee Stock Purchase Plan

9.4	Withdrawal

Subject to (i) the Administrator’s discretion and approval, (ii) rule 9.7 (Withdrawal Within Last 30 Days) and (iii) the Insider Trading Requirements, a Participant may withdraw from participation in an Offering by delivering a notice of withdrawal (in such form and under such terms and conditions as are established by the Administrator) to the appropriate payroll location (or such other person as the Administrator may direct). The Participant’s Option will terminate on the date the notice is received and payroll deductions will cease as soon as reasonably practicable. If a Participant withdraws from an Offering, such Participant cannot then participate again in such Offering during the remainder of the Offering, but may enroll in a subsequent Offering which commences after the date of withdrawal in accordance with rule 4 (Invitations) and the terms and conditions of such subsequent Offering. Subject to applicable law, the Administrator may determine that a Participant is deemed to have withdrawn from participation from an Offering and/or the Plan if, during an Offering Period, (i) a Participant’s employment with a Participating Company is terminated for any reason, in accordance with rule 15.1 (Employment Termination), (ii) a Participant transfers employment from a Participating Company to another Subsidiary (excluding a transfer from a Participating Company under the 423 Component to another Participating Company under the 423 Component) in accordance with rule 15.2 (Employment Transfer), provided that for the 423 Component, such determination must be permitted under Section 423 of the Code, or (iii) a Participant is no longer an Eligible Employee in accordance with rule 3.2 (Exclusions from Eligibility) or rule 3.3 (Restrictions on Eligibility) or such Participant’s participation in the Plan would violate applicable law or would cause the 423 Component or any Option to fail to comply with Section 423 of the Code.

9.5	Refund

Following a Participant’s withdrawal, the Participant’s entire account balance under the Offering will be refunded, without interest, as soon as the Administrator determines is reasonably and administratively practicable, except as otherwise determined by the Administrator, in its sole discretion, or required by applicable law, and the Participant shall not be entitled to any Shares on the Exercise Date or thereafter with respect to the Offering Period in effect at the time of such withdrawal.

9.6	No Partial Withdrawals

Partial withdrawals are not permitted.

9.7	Withdrawal Within Last 30 Days

Subject to the Administrator’s discretion, any notice of withdrawal received within the period of 30 days prior to the Exercise Date will not be effective in respect of the current Offering but will, where the Participant’s participation in the Plan would otherwise continue in relation to a subsequent Offering, be taken as a notice of withdrawal in respect of such subsequent Offering.

9.8	Continued Participation

If rule 5.3 (Automatic Enrollment) applies, the Participant:

9.8.1	will continue to participate in any future Offerings unless the Participant withdraws from participation under rule 9.4 (Withdrawal) or rule 9.7 (Withdrawal Within Last 30 Days); and

9.8.2	may, subject to compliance with the Insider Trading Requirements as determined by the Administrator, increase or decrease the amount or rate of Contributions for a subsequent Offering by completing or filing a new application authorizing the change in the Contribution with the Company by the deadline specified by the Administrator for applications for the subsequent Offering.

Sony’s Global Employee Stock Purchase Plan

9.9	Compliance with Section 423

With respect to the 423 Component, a Participant’s Contributions may be decreased by the Administrator by any amount (including to zero) at any time, to the extent necessary to comply with Section 423(b)(8) of the Code and rule 4.6 (Section 423 Limits).

9.10	Approved Leave of Absence

A Participant’s Contributions will continue to be deducted from his Eligible Compensation during an Approved Leave of Absence, subject to the terms of rule 15.1 (Employment Termination) and subject to such Approved Leave of Absence being a paid (as opposed to unpaid) leave.

10.	Option Exercise

10.1	Date of Exercise

A Participant’s Option will be exercised automatically on the Intended Exercise Date specified in the Invitation under rule 4.3.12, except for when (i) a Participant effectively withdraws from an Offering under rule 9.4 (Withdrawal), (ii) rule 10.4 (Terminating the Offering) applies, or (iii) a Participant’s Option has already been exercised or terminated under the rules of the Plan.

10.2	Exercise

Where an Option is exercised under any provision of these rules, the maximum number of whole Shares subject to the Option (not to exceed any per-employee limit established by the Administrator under rule 4.8 (Per Employee per Offering Limit) for the Offering) will automatically be purchased by the Participant paying the applicable Purchase Price with the accumulated Contributions in the Participant’s account at that time (converted, where appropriate, using the Exchange Rate in effect at that time), subject to the rest of this rule 10 (Option Exercise) and rule 14 (Taxation).

10.3	Surpluses

The Administrator will decide whether any surplus in the account that is insufficient to purchase a whole Share will be returned to the Participant as soon as reasonably practicable, without interest, or carried forward and added to the initial balance of the Participant’s account for a subsequent Offering under rules as may be established by the Administrator from time to time. Excess amounts in the account other than the portion for a fractional Share will be returned to the Participant as soon as reasonably practicable, without interest, or carried forward and added to the initial balance of the Participant’s account for a subsequent Offering under rules as may be established by the Administrator from time to time.

10.4	Terminating the Offering

Where the Purchase Price is based solely on a proportion of the Fair Market Value on the Award Date and the Purchase Price is more than the Fair Market Value on the Exercise Date, such Options will not be exercised automatically under the rules of the Plan and will instead terminate immediately. In this case, the Participant’s entire account balance under the Offering will be refunded or returned to the Participant, without interest, as soon as reasonably practicable.

10.5	Contributions

A Participant may exercise an Option using only the Contributions made for the applicable Offering. A Participant can only use Contributions made before the Exercise Date of the Option (and, if applicable, any surplus held in the Participant’s account from a previous Offering).

Sony’s Global Employee Stock Purchase Plan

10.6	Securities Registration Compliance

Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange law or under rulings or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Administrator shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Shares with any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this rule 10.6 (Securities Registration Compliance), the Administrator determines that the Shares will not be issued to any Participant, any Contributions credited to such Participant’s account shall be promptly refunded, without interest (except as otherwise determined by the Administrator, in its sole discretion, or required by applicable law), to the Participant, without any liability to the Company or any Member of the Group.

With respect to the Non-423 Component, if any special circumstances make delivery of the Shares impracticable or if the Administrator otherwise deems it necessary, the Administrator may, in its sole discretion, arrange for the payment of monies of equal value as a substitute for the delivery of the Shares as soon as reasonably practicable after the Option is Exercised, subject to rule 5.2 (Dealing Restrictions on Application), rule 11.4 (Consents and Filings), and rule 14 (Taxation).

10.7	No Additional Rights under Exercised Options

For the avoidance of doubt, if an Option is exercised in accordance with the terms of the Plan, then there shall be no further rights under such Option (or any remaining unexercised portion thereof) to acquire any additional Shares in an Offering.

10.8	Terminated Option

If an Option terminates under the Plan, it cannot be exercised and the Participant has no right to receive the Shares underlying the terminated Option.

11.	Satisfaction of Option

11.1	Shares to Be Used

The Shares delivered following the exercise of an Option may be Shares (which, for the avoidance of doubt, may include ADRs) transferred from third parties on- or off-market (including through the trustees of an employee benefit trust established in connection with the Plan), or, to the extent permitted by applicable law (including any required approvals), newly issued Shares or treasury Shares.

11.2	Delivery of Shares

The Administrator will arrange for the delivery to, or to the order of, the Participant of the number of Shares (or ADRs, as applicable) in respect of which the Option was exercised as soon as reasonably practicable after the Option is exercised, subject to rule 5.2 (Dealing Restrictions on Application), rule 11.4 (Consents and Filings), and rule 14 (Taxation).

Sony’s Global Employee Stock Purchase Plan

11.3	Shareholder Rights

A Participant shall have no rights as a shareholder with respect to the Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until recorded in the books of the brokerage firm selected by the Administrator or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity.

11.4	Consents and Filings

All allotments (wariate), issues and transfers of the Shares or cash payments will be subject to the Company’s articles of incorporation (teikan), the share handling regulations and any necessary consents or filings required in any relevant jurisdiction. The Participant will be responsible for complying with any requirements needed in order to obtain, or to avoid the necessity for, any such consents or filings.

12.	Notification upon Disposition of Shares

With respect to the 423 Component, each Participant agrees, by participating in the Plan, that if the Participant sells, transfers, or otherwise makes a disposition of the Shares purchased pursuant to an Option granted under the Plan within two years after the Award Date or within one year after the Exercise Date, or if the Participant otherwise has a taxable event relating to the Shares purchased under the Plan, and if such Participant is subject to U.S. federal income tax, then such Participant shall notify the Company or Participating Company in writing (including by electronic means) of any such sale, transfer or other disposition within ten days of the consummation of such sale, transfer or other disposition. A Participant must reply to a written request (including by electronic means), within ten days of the receipt of such written request, from the Company, Participating Company, or the Administrator regarding whether such a sale, transfer or other disposition has occurred.

13.	Holding Period

Subject to applicable law, the Administrator shall have the discretion to require any or all of the following with respect to the Shares purchased under the Plan: (i) that the Shares shall not be delivered to a Participant until two years (or such shorter period of time as the Administrator may designate) have elapsed since the Award Date and one year (or such shorter period of time as the Administrator may designate) has elapsed since the Exercise Date (the “Holding Period”); (ii) that all sales of the Shares during the Holding Period applicable to such purchased Shares be conducted through a Nominee or licensed broker acceptable to the Company; (iii) that Participants abstain from selling or otherwise transferring the Shares purchased pursuant to the Plan for a period lasting up to two years from the date the Shares were purchased pursuant to the Plan; and (iv) any other conditions as it may deem necessary to assure that such sale of the Shares is in compliance with applicable securities laws or other applicable laws.

14.	Taxation

14.1	Participant Indemnity

By participating in the Plan, a Participant agrees to be responsible for and will indemnify the relevant Participating Company and any relevant Member of the Group for that Participant’s liability for Taxation.

Sony’s Global Employee Stock Purchase Plan

14.2	Withholding

Any Member of the Group, any employing company, the trustee of any relevant employee benefit trust or any Nominee or other third-party provider nominated by the Administrator may (i) withhold such amounts from a Participant (including from any salary, bonuses or other compensation), (ii) withhold a number of the Shares otherwise issuable in connection with the purchase of Shares under the Plan, (iii) withhold from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company, (iv) require the Participant to make a cash payment (by check or wire transfer) to the Company or the Participating Company equal to the amount of the liability for Taxation, or (v) satisfy any obligation to withhold through such other arrangements as it considers necessary or desirable to meet any liability for Taxation permissible under applicable law.

14.3	Code Section 409A; Tax Qualification

14.3.1	Options granted under the 423 Component are exempt from the application of Section 409A of the Code (“Section 409A”). Options granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an Option may be subject to Section 409A or that any provision in the Plan would cause an Option or right under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding Option or right granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option, right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Anything in the foregoing to the contrary notwithstanding, the Company shall have no liability to a Participant or any other party if the Option that is intended to be exempt from, or compliant with Section 409A is not so exempt or compliant or for any action taken by the Company with respect thereto.

14.3.2	Although the Company may endeavor to (i) qualify an Option for favorable tax treatment under the laws of the U.S. or jurisdictions outside of the U.S. or (ii) avoid adverse tax treatment (e.g., under Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including rule 14.3.1. The Company is not constrained in its corporate activities by any potential negative tax impact on Participants under the Plan.

15.	Employment Termination or Transfer

15.1	Employment Termination

If a Participant’s employment with a Participating Company is terminated for any reason (including as a result of the death of the Participant), such Participant shall automatically cease to participate in the Plan upon their termination of employment unless the Administrator determines otherwise in accordance with applicable law (but in no event may a Participant participate in the Plan three months following the date of such Participant’s termination of Employment from the Company and any of its parents (to the extent applicable) or Subsidiaries). Upon such termination, all Contributions credited to the Participant’s Contributions will be returned to the Participant (or to the Participant’s personal representatives, as appropriate), without interest, except as otherwise determined by the Administrator, in its sole discretion, or required by applicable law, and such Participant shall have no future rights in any unexercised Options under the Plan. If, due to a delay in administrative procedures, the Company delivers Options to a former Participant whose participation has ceased due to their termination of employment, the Company shall acquire, without any consideration to, or consent of, such former Participant, all of such Options. For the purposes of this rule 15.1 (Employment Termination), a Participant’s employment will be treated as being terminated from a Participating Company on the date the Participant ceases to be employed by a Participating Company without immediately commencing employment with another Participating Company, or, for a Participant in the 423 Component on an Approved Leave of Absence whose period of leave exceeds three months and the Participant’s right to reemployment is not guaranteed by applicable law or has not been agreed to by contract or in a written policy of the Company or the Participating Company which provides for a right of reemployment following the leave of absence, the employment relationship shall be deemed to have terminated three months and one day following the commencement of such leave.

Sony’s Global Employee Stock Purchase Plan

15.2	Employment Transfer

The Administrator shall have the discretion to determine the rules that govern the terms of the Plan and each Offering that will apply to Participants who transfer employment between Subsidiaries (including Participating Companies), in accordance with applicable law and the requirements under Section 423 of the Code, to the extent applicable. If, during an Offering Period, a Participant transfers employment from a Participating Company under the 423 Component to a Participating Company under the Non-423 Component or another Subsidiary, the Administrator shall have the discretion, to the extent permitted under applicable law, to determine (i) whether the Participant may continue participation for the remainder of the current Offering, (ii) whether the Participant shall be deemed to have withdrawn from the Offering in accordance with rule 9.4 (Withdrawal), or (iii) if such transfer is to a Participating Company under the Non-423 Component, to allow such Participant to immediately cease to participate in the 423 Component and transfer any Contributions made during the Offering Period in which such transfer occurs to the Non-423 Component, and such Participant will immediately be deemed to join the then-current Offering under the Non-423 Component upon the same terms and conditions in effect for the Participant’s participation in the Plan, except for such modifications as may be necessary or desirable pursuant to applicable law. If, during an Offering Period, a Participant transfers employment from a Participating Company under the Non-423 Component to a Participating Company under the 423 Component or another Subsidiary, the Administrator shall have the discretion, to the extent permitted under applicable law, to determine (i) whether the Participant may continue participation for the remainder of the current Offering or (ii) whether the Participant shall be deemed to have withdrawn from the Offering in accordance with rule 9.4 (Withdrawal). For purposes of this rule 15.2 (Employment Transfer), no Participant shall be deemed to switch from an Offering under the 423 Component to an Offering under the Non-423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any Option to fail to comply with Section 423 of the Code.

16.	Corporate Events

In the event of the proposed liquidation or dissolution of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Administrator in its sole discretion, and all outstanding Options shall automatically terminate, and the amounts of all payroll deductions will be refunded without interest to the Participants.

In the event of (i) a proposed sale of all or substantially all of the assets of the Company (including a corporate split), (ii) the merger or consolidation or similar combination of the Company with or into another entity, or (iii) the sale, exchange, or other disposition of stock of the Company in one or more connected transactions in which Control of the Company is transferred to persons, who, as a group, directly or indirectly held less than one-third of the outstanding voting shares of the Company prior to the transaction or transactions, then in the sole discretion of the Administrator, (a) each Option shall be assumed or an equivalent Option shall be substituted by the successor corporation or parent or subsidiary of such successor entity (including the persons or entities who acquired Control of the Company in the case of prong (iii) above), (b) a date established by the Administrator on or before the date of consummation of such merger, consolidation, combination or sale shall be treated as a purchase date, and all outstanding Options shall be exercised on such date, (c) all outstanding Options shall terminate and the accumulated payroll deductions will be refunded without interest to the Participants, or (d) outstanding Options shall continue unchanged.

Sony’s Global Employee Stock Purchase Plan

17.	Variations in Share Capital

17.1	Adjustments to Options

If there is:

17.1.1	a variation in the share capital of the Company, including a share split, reverse share split or allotment of shares or share acquisition rights without consideration, creation or alteration of a class of share, or reduction of share capital;

17.1.2	a demerger (in whatever form);

17.1.3	a special dividend or distribution; or

17.1.4	any other transaction which the Administrator decides will materially affect the value of the Shares,

without the receipt of consideration by the Company, the Administrator will proportionately equitably adjust the Plan Share Limit, the maximum number or class of Shares available per Offering under rule 4.7 (Per Offering Limit) and per Eligible Employee per Offering under rule 4.8 (Per Employee per Offering Limit), the number or class of the Shares (or type of securities) of outstanding Options and the Purchase Price of outstanding Options, which with respect to the 423 Component, will be in accordance with the requirements of Section 423 of the Code.

The Administrator will notify Participants of any adjustment made under this rule 17.1 (Adjustments to Options) as soon as reasonably practicable after such adjustment has been made.

18.	Terms of Employment

18.1	Application

This rule 18 (Terms of Employment) applies during an Employee’s employment and after the termination of an Employee’s employment. For purposes of this rule 18 (Terms of Employment), “Employee” means an employee of a Member of the Group.

18.2	Not Part of Terms of Employment

Nothing in the rules of the Plan or the operation of the Plan forms part of an Employee’s terms of employment or alters them. The rights and obligations arising from the employment or former employment relationship between the Employee and the relevant Member of the Group are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, employment or service (continued or otherwise) and the granting of an Option under the Plan shall impose no obligation on the Company or a Member of the Group to continue the employment or engagement of the Employee and shall not lessen or affect the Member of the Group’s right to terminate the employment or service of such Employee.

Sony’s Global Employee Stock Purchase Plan

18.3	No Future Expectation

No Employee has a right to participate in the Plan. Participation in the Plan or the grant of an Option on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of an Option on the same, or any other, basis (or at all) in the future. The Company reserves the right to change or discontinue the terms and conditions of the Plan at any time for any reason. Participation in the Plan does not create or imply an employment contract with the Company.

18.4	Decisions and Discretion

The terms of the Plan do not entitle the Employee to the exercise of any discretion in the Employee’s favor. The Employee will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Employee.

18.5	No Compensation

No Employee has any right to compensation or damages for any loss (actual or potential) in relation to the Plan, including any loss in relation to:

18.5.1	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

18.5.2	any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure or delay to exercise a discretion or take a decision; and/or

18.5.3	the operation, suspension, termination or amendment of the Plan.

18.6	Waiver

By participating in the Plan, an Employee agrees to waive all rights which might otherwise arise under the Plan, other than the right to acquire Shares subject to and in accordance with the explicit rules of the Plan, in consideration for and as a condition of the grant of an Option.

19.	General

19.1	Data Protection

Participation in the Plan will be subject to:

19.1.1	any data protection policies applicable to any relevant Member of the Group; and

19.1.2	any applicable privacy notices; and

19.1.3	any applicable consents (which, with respect to the 423 Component, may be required or permitted by Section 423 of the Code).

19.2	No Liability for Loss

Neither a Nominee nor any Member of the Group will be liable for any loss:

19.2.1	suffered by a Participant due to the Exchange Rate, including due to movements in currency exchange rates or due to any charges imposed by a bank in relation to the conversion or transfer of monies; or

19.2.2	occasioned by delay on the part of any Member of the Group or the Nominee in giving effect to a Participant’s instructions in relation to their Shares or procuring a sale or transfer of any Participant’s Shares.

Sony’s Global Employee Stock Purchase Plan

19.3	Listing

If, and for as long as, the Shares are listed on the TSE or NYSE (as applicable to ADRs) (or, if the Administrator decides, any other stock exchange on which the Shares are traded), the Company will apply as soon as practicable for the listing and admission to trading on such exchange of any Shares issued in connection with the Plan.

19.4	Notices

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

19.5	Third Party Rights

Except as otherwise expressly stated to the contrary, nothing in the Plan confers any benefit, right or expectation on any person other than an employee, a Participant, the Nominee or a Member of the Group. No third party has any rights to enforce any rule of this Plan and any statutory or other third party enforcement rights in any jurisdiction are (to the extent permissible by law) excluded.

20.	Administration

20.1	Administrator’s Powers

The Plan will be administered by the Administrator, which has authority to make such rules and regulations for the administration of the Plan as it considers necessary or desirable. Subject to applicable law, the Administrator may delegate any and all of its rights and powers under the Plan.

The Administrator has the power to:

20.1.1	decide when and how Options will be granted and the provisions of each Offering;

20.1.2	select the Exchange Rate, when necessary, and the time and manner for such conversions;

20.1.3	designate from time to time which Subsidiaries will be Participating Companies for a given Offering;

20.1.4	construe and interpret the Plan and Options granted under the Plan, and establish, amend and revoke rules and regulations for the administration of the Plan. The Administrator, in the exercise of this power, may correct, interpret or reconcile any defect, omission or inconsistency in the Plan;

20.1.5	determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in the 423 Component or the Non-423 Component;

20.1.6	determine the terms and conditions of any Options under the Plan;

20.1.7	establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

20.1.8	amend an outstanding Option or grant a replacement Option for an Option previously granted under the Plan if, in the Administrator’s discretion, it determines that (i) the tax consequences of such Option to the Company or the Participant differ from those consequences that were expected to occur on the date the Option was granted, or (ii) clarifications or interpretations of, or changes to, tax law or regulations permit Options to be granted that have more favorable tax consequences other than initially anticipated, and

Sony’s Global Employee Stock Purchase Plan

generally, exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and other Participating Companies or desirable for the administration of the Plan and, with respect to the 423 Component, carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

20.2	Administrator’s Decision Final and Binding

All decisions of the Administrator in carrying out and administering the Plan and in construing and interpreting the Plan and the terms of any Options (including in any dispute) shall be final, binding and conclusive for all purposes and upon all interested persons.

The Administrator shall decide whether and how to exercise any discretion under the Plan.

20.3	Severance of Rules

If any provision of the Plan is held to be invalid, illegal or unenforceable for any reason by any court with jurisdiction then, for the purposes of that jurisdiction only:

20.3.1	such provision will be considered deleted; and

20.3.2	the remaining provisions will continue in full force and effect,

unless the Administrator decides otherwise.

20.4	Language

Where there is any conflict between the terms of the English version of the Plan, the Options and/or any ancillary documents and a version in any other language, the English language version will prevail.

21.	Amendment and Termination

21.1	Amending the Plan

Subject to applicable law, the Administrator may amend, alter, or terminate the Plan, but no amendment, alteration, or termination shall be made which, (i) without the approval of the shareholders of the Company, would increase the total number of the Shares reserved for the purposes of the Plan or to the extent shareholder approval is otherwise required under applicable law, provided, however, that the Administrator (which for purposes of this prong (i) shall mean the Company’s Senior Executive in charge of Human Resources) may make such amendment subject to obtaining shareholder approval within twelve months of such amendment; provided further, that no further Shares may be issued or transferred under the Plan in excess of the then-applicable Plan Share Limit unless and until such time as shareholder approval of the amendment to the Plan Share Limit is obtained, (ii) without the consent of a Participant, would impair any of the rights or obligations under any Option previously granted to such Participant under the Plan; provided, however, that (a) the Administrator may amend the Plan in such manner as it deems necessary to facilitate compliance with applicable law, (b) the Administrator may terminate the Plan without the consent of the Participants so long as it returns all Contributions accumulated in the Participants’ Contribution accounts together, without interest, except as otherwise determined by the Administrator, in its sole discretion, or required by applicable law, and (c) if an amendment would impair any of the rights or obligations under any Option previously granted to such Participant under the Plan, the Company may propose amendments to the Plan to the Participant, and if the Participant fails to make an objection in writing, with reasonable cause, to the Company within three weeks from the receipt of such proposal, the Plan will be deemed to have been automatically amended in accordance with the Company’s proposal.

Sony’s Global Employee Stock Purchase Plan

If the Plan is amended pursuant to this rule 21.1 (Amending the Plan) and the Company expressly indicates to the recipients of any proposal of amendment (if required to be provided) that such amendment shall be retroactively effective to the date of enactment of the Plan, such amendment shall be retroactively effective to such date of enactment of the Plan to the extent permitted under applicable law.

For the avoidance of doubt, amendments made pursuant to this rule 21.1 (Amending the Plan) do not require notice to, or the approval of, the shareholders of the Company or the Participants unless otherwise stated herein or unless required by applicable law.

21.2	International Variations

Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, including any tax or securities laws, for jurisdictions outside of the U.S. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules, procedures, schedules and subplans, which, for purposes of a Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Eligible Compensation, handling of payroll deductions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of Share issuances, which may vary according to local requirements.

21.3	Termination of the Plan

No Option may be granted or Shares purchased under the Plan after the Administrator decides the Plan will terminate. Any termination of the Plan will not affect existing rights under the Plan.

22.	Governing Law

Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of U.S. federal law, the Plan and all Options shall be construed in accordance with the laws of Japan. The Tokyo District Court of Japan shall have exclusive jurisdiction in respect of any disputes arising under or in connection with the Plan or any Option.

Sony’s Global Employee Stock Purchase Plan